UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  May 12, 2005

Veritas DGC Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-7427	76-0343152
(Commission File Number)	(I.R.S. Employer Identification No.)

10300 Town Park
Houston, Texas	77072
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (832) 351-8300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01                                             Departure of Directors of Principal Officers; Election of Directors; Appointment of Principal Officers.

On May 12, 2005, our Board of Directors elected Terence K. Young, age 58, to fill a newly created vacancy on the Board of Directors.  Mr. Young is currently a professor and head of the Department of Geophysics at the Colorado School of Mines and has served as such since 2000.  From 1983 until 2000, Mr. Young was employed by Mobil Research and Development Corporation in a variety of roles, the last of which was as a visiting scholar at the Institute for Statistics and Its Applications, Carnegie Mellon University.  From 1982 to 1983, he served as a research geophysicist with Compagnie Générale de Géophysique, from 1979 to 1982, he served as assistant professor, Colorado School of Mines, and from 1969 to 1974 was a pilot and flight instructor in the United States Navy.  Mr. Young is currently the president-elect of the Society of Exploration Geophysicists.

The Board of Directors has not yet determined which, if any, committees of the Board of Directors Mr. Young will serve upon.

Our Board of Directors has affirmatively determined that Mr. Young is “independent” as that term is defined in Section 303A.02 of the New York Stock Exchange Listed Company Manual and Rule 10A-3(b)(1) and Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934.  In making that determination, our Board considered the relationships we have with the Colorado School of Mines and with the Society of Exploration Geophysicists.  We annually fund certain research projects with and provide certain services and equipment free of charge to the Colorado School of Mines, a non-profit educational institution.  We paid or contributed to the Colorado School of Mines $86,000, $43,000 and $95,000 in fiscal years 2002, 2003, and 2004, respectively.  We paid the Society of Exploration Geophysicists, a non-profit professional society, $79,000, $63,000 and $89,000 in fiscal years 2002, 2003, and 2004, respectively.  These payments consisted of membership dues paid on behalf of our employees, admission fees paid on behalf of our employees for programs sponsored by the organization and fees for booth rental at the Society’s annual trade show.

Item 9.01               Financial Statements and Exhibits

(c)           Exhibit

Exhibit No.	Description

99.1	Press release dated May 12, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERITAS DGC INC.

Date:	May 13, 2005	By:	/s/ LARRY WORDEN
		Name:	Larry Worden
		Title:	Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated May 12, 2005